Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 29, 2012, relating to the consolidated financial statements and schedule of Mannatech, Incorporated in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/BDO USA, LLP
Dallas, Texas

July 13, 2012